UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 9, 2007

AFFINITY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-113982	13-3377709
(State of incorporation)	Commission File Number	(IRS Employer
Identification No.)

2575 Vista Del Mar Drive		(805) 667-4100
Ventura, CA 93001		(Registrant’s telephone
(Address of executive offices)		number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instructions A.2. below)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13d-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events

On February 27, 2007, Affinity Group, Inc. (the “Company”) amended its Amended and Restated Credit Agreement dated as of June 24, 2003 (the “Senior Credit Facility”) to permit the Company to repurchase up to an additional $50.0 million of the Company’s 9% senior subordinated notes due 2012 (“Senior Subordinated Notes”) from time to time as and when the Company determines.  Further, the Senior Credit Facility amendment permitted the issuance of up to $50.0 million in additional term loans.

The Company purchased $17,695,000 of the Senior Subordinated Notes on March 9, 2007 at a price of 102.125 which approximated the bid price for the Notes on the date of the purchase.  The Senior Subordinated Notes were purchased at market price from the Company’s chairman and promptly retired.  After giving effect to this purchase and retirement, there are outstanding $152.4 million principal amount of the Senior Subordinated Notes.  The Company funded the purchase through the issuance of $25.0 million in term loans under the Series A Incremental Term Loan Agreement as permitted under the February 27, 2007 amendment to the Senior Credit Facility.  The balance of the $25.0 million issued was used to pay down the Company’s revolving credit facility by $6.5 million and to pay loan fees and expenses.  The terms on the loans under the Series A Incremental Term Loan Agreement are consistent with the remaining term loan outstanding under the Senior Credit Facility.

Section 9 – Financial Statements and Exhibits

Item 9.01:  Financial Statements and Exhibits

a. Financial Statements: N/A
b. Pro forma financial statements: N/A
c. Shell company transactions: N/A
d. Exhibits:

Exhibit 99.1 Series A Incremental Term Loan Agreement dated March 9, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINITY GROUP, INC.
(Registrant)

Date: March 14, 2007	/s/ Thomas F. Wolfe
Thomas F. Wolfe
Senior Vice President
and Chief Financial Officer